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Smith, Ed

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Shirmohammadi, Dariush
Sunday,January 09,2000 10:02 AM
Scott, Ken
Smith, Ed
Technical Support for OMT Products, in North America

Following up with our discussion on Thursday, I would like to clarify the nature of my discussions with Marianne Ericsson (the OMT Swedish Account Manager .at CalPX) and the steps she is taking as the result of it.

The discussion came up in relationship with the Outsource deal. As I indicated before, OMT is aware of our discussions with CalPX (thanks initially to their friends at CalPX and my subsequent discussion with them as related to their knowledge). OMT has been pushing back on our deal with CalPX because OMT wants to support the H/W for their own applications - e.g., hardware used for Trading and Settlements Apps. This is in line with their strategy to sell transactions rather than application software to CalPX and their other clients. In a recent discussion with Marianne, I told her that OMT should stop opposing the deal and in fact should allow PSC to support all their technologies at least in NA - unrelated to Clearing discussion you are having with Knut. Marianne latched onto this idea.

Her plans are to ask Magnus to meet with you on the Morning of 1/27 in Chicago to discuss this generic outsourcing of OMT technologies to PSC in at least North America. This is the morning after our meeting with CalPX and OMT on 1/26 to discuss ClearCo in Chicago.

Dariush